Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
July 31, 2019		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2020 RESULTS

Minneapolis, MN, July 31, 2019 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended June 30, 2019, its first quarter of fiscal 2020. Highlights include:

•	Record first quarter diluted earnings per share (EPS) of $0.92 per share, an increase of $0.07 per share, or 8%, over the first quarter of fiscal 2019.

•	Operating income of $14.0 million, an increase of 4% over the first quarter of the prior year.

•	Net income of $9.8 million for the first quarter, an increase of $0.7 million over the first quarter of fiscal 2019.

•	Operating cash flow of $10.1 million, an improvement of $3.3 million over the first quarter of fiscal 2019.

•	Total debt of $85 million, unchanged from the end of fiscal 2019, while spending over $8 million to purchase our corporate headquarters and fund share repurchases.

“We are reporting a strong first quarter of fiscal 2020, with earnings per share increasing 8% from the first quarter of fiscal 2019,” said Patrick Hawkins, Chief Executive Officer and President. “We achieved this through organic growth in our Industrial and Water Treatment segments and expense control in all three operating segments. Our Industrial segment operating results benefited from heavy rains and flooding along the Mississippi River that opened up opportunities for us to serve new and existing customers due in part to our storage capacities, largely offset by increased operational expenses related to the flood. In spite of a cooler, wetter spring in the upper Midwest, our Water Treatment segment had a very good quarter through increased sales of our specialty products.”

Mr. Hawkins continued, “Our Health and Nutrition segment sales decreased $6.2 million in the first quarter of fiscal 2020, in large part due to headwinds we pointed to in our fiscal 2019 release, including a temporary worldwide supply shortage of a significant product and the ramp-up of sales replacing previous product lines. We anticipate the product supply shortage to improve in the latter half of fiscal 2020. We were pleased with the improvement in operating income as a percent of sales to 7.1%, an 80-basis point improvement over the prior year due to expenses being managed and more sales of higher margin products.”

For the first quarter of fiscal 2020, sales decreased 2% to $147.3 million from the prior year. Industrial segment sales were $75.3 million, an increase of $1.3 million, or 2%, from the same period of the prior year. Sales dollars increased from the prior year due to an increase in overall sales volumes, primarily volumes of our specialty products. The increased sales volumes of bulk and specialty products was partially attributable to heavy rains and flooding along the Mississippi River, which increased demand from certain customers. Water Treatment segment sales were $43.3 million for the most recent quarter, an increase of $2.4 million, or 6%, from the same period of the prior year. The increase in sales dollars was driven by increased volumes sold of certain specialty products that carry higher per-unit selling prices. Health and Nutrition segment sales were $28.8 million, a decrease of $6.2 million, or 18%, from the same period of the prior year. The decrease in sales was driven by decreased sales of certain specialty distributed products. The majority of the decrease was due to a previously anticipated temporary worldwide supply shortage of a significant product and the ramp-up of sales with new partners replacing previous product lines.

Company-wide gross profit for the first quarter of fiscal 2020 was $28.8 million, or 20% of sales, an increase of $0.3 million from $28.5 million, or 19% of sales, for the same period of the prior year. The LIFO reserve did not change and, therefore, did not impact gross profit during the three months ended June 30, 2019, while the LIFO reserve increased, and gross profits decreased, by $0.3 million in same period of the prior year, all of which was in the Industrial segment. Industrial segment gross profit was $10.9 million, or 14% of sales, for the quarter, compared to $10.4 million, or 14% of sales, for the same period of the prior year. Total gross profit increased from a year ago due to the increase in sales as well as decreased operational costs. Water Treatment segment gross profit was $12.1 million, or 28% of sales, for the three months ended June 30, 2019, an increase of $0.7 million compared to $11.4 million, or 28% of sales, for the same period of the prior year. Gross profit increased as a result of higher sales compared to a year ago, offset somewhat by higher operating costs. Health and Nutrition segment gross profit decreased $0.8 million to $5.8 million, or 20% of sales, for the first quarter of fiscal 2020 compared to $6.6 million, or 19% of sales, for the same period of the prior year. Gross profit decreased as a result of lower sales.

Company-wide SG&A expenses decreased $0.2 million to $14.8 million, or 10% of sales, for the first quarter of fiscal 2020, compared to $15.0 million, or 10% of sales, for the same period of the prior year.

Our effective income tax rate was 26.3% for the three months ended June 30, 2019. Our effective tax rate for the three months ended July 1, 2018 was 27.3%. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended June 30, 2019 was $19.9 million, an increase of $0.4 million, or 3%, from EBITDA of $19.5 million for the same period in the prior year. The increase was due to the combined impact of improved gross profit in all of our operating segments.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, changes in demand and customer requirements or processes for our products, interruptions in production including those resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

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Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

EBITDA	Three Months Ended
(In thousands)	June 30, 2019	July 1, 2018
Net Income (GAAP)	$9,807	$9,123
Interest expense, net	763	934
Income tax expense	3,508	3,419
Amortization of intangibles	1,268	1,405
Depreciation expense	4,085	4,102
Non-cash compensation expense	509	470
EBITDA	$19,940	$19,453

HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2020 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 30, 2019	July 1, 2018
Sales	$147,336	$149,800
Cost of sales	(118,539)	(121,343)
Gross profit	28,797	28,457
Selling, general and administrative expenses	(14,836)	(14,979)
Operating income	13,961	13,478
Interest expense, net	(763)	(934)
Other income (expense)	117	(2)
Income before income taxes	13,315	12,542
Income tax expense	(3,508)	(3,419)
Net income	$9,807	$9,123

Weighted average number of shares outstanding - basic	10,604,306	10,648,226
Weighted average number of shares outstanding - diluted	10,665,709	10,682,060

Basic earnings per share	$0.92	$0.86
Diluted earnings per share	$0.92	$0.85

Cash dividends declared per common share	$0.23	$—